Registration No. 333-
As filed with the Securities and Exchange Commission on May 12, 2011

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

 GILAT SATELLITE NETWORKS LTD.
 (Exact name of registrant as specified in its charter)

Israel (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)

Gilat House
21 Yegia Kapayim Street
Kiryat Arye
Petah Tikva, 49130 Israel
Tel: 972 3-929-3020
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Gilat Satellite Networks Inc.
1750 Old Meadow Road
McLean, VA 22102
Tel: 703-848-1000
Fax: 703-848-1010
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Joann R. Blasberg, Adv. Gilat House 21 Yegia Kapayim Street Kiryat Arye Petah Tikva, 49130 Israel Tel: 972 3-9293020 Fax: 972 3-9252945	Steven J. Glusband, Esq. Carter Ledyard & Milburn LLP 2 Wall Street New York, NY 10005 Tel: 212-238-8605 Fax: 212-732-3232

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)(2)(3)	Amount of registration fee
Ordinary shares, par value NIS 0.20 per share
Warrants
Debt Securities
Total			$50,000,000	$5,805 (4)

(1)	Not specified as to each class of securities to be registered pursuant to General Instruction II.C. of Form F-3.

(2)
The registrant is hereby registering an indeterminate number of ordinary shares, warrants and debt securities of the registrant as may from time to time be offered at unspecified prices. The registrant has estimated the proposed maximum aggregate offering price solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.  Securities registered hereunder may be sold separately, together or as units with other securities registered hereunder.  The securities registered hereunder include securities that may be purchased by underwriters to cover over-allotments, if any.

(3)
The registrant is hereby registering (i) with respect to warrants, such an indeterminate number of ordinary shares and debt securities (A) as may be issuable or deliverable upon exercise of warrants, and (B) as may be required for delivery upon exercise of warrants as a result of anti-dilution provisions, and (ii) with respect to debt securities, such an unspecified amount of ordinary shares  (A) as may be issuable or deliverable upon the exercise or conversion of debt securities, and (B) as may be required for delivery upon exercise or conversion of debt securities as a result of anti-dilution provisions, up to a proposed aggregate offering price of $50,000,000.

(4)	Calculated pursuant to Rule 457(o) under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated May 12, 2011
P R O S P E C T U S

GILAT SATELLITE NETWORKS LTD. $50,000,000 Ordinary Shares Warrants Debt Securities

We may offer to the public from time to time in one or more series or issuances:

•	ordinary shares;

•	warrants to purchase ordinary shares or debt securities; or

•	debt securities consisting of debentures, notes or other evidences of indebtedness.

We refer to the ordinary shares, warrants and debt securities collectively as “securities” in this prospectus.

Our ordinary shares are listed on the NASDAQ Global Select Market and on the Tel Aviv Stock Exchange under the symbol “GILT.”  On May 11, 2011, the last reported sale price of an ordinary share of our company on the NASDAQ Global Market was $5.13.

The securities will have a total public offering price not to exceed $50,000,000.  This prospectus provides a general description of the securities we may offer.  Each time we sell securities, we will provide specific terms of the securities offered in a supplement to this prospectus.  The prospectus supplement may also add, update, or change information contained in this prospectus.  This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement.  You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” and the documents incorporated or deemed to be incorporated by reference carefully before you make your investment decision.

We will sell these securities directly to our shareholders or to purchasers or through agents on our behalf or through underwriters or dealers as designated from time to time.  If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions, or discounts.  The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering.  For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus on page 19.

Investing in these securities involves certain risks.  Please carefully consider the “Risk Factors” in Item 3(D) of our most recent Annual Report on Form 20-F incorporated by reference in this prospectus, the “Risk Factors” beginning on page 2 of this prospectus, and in any applicable prospectus supplement, for a discussion of the factors you should consider carefully before deciding to purchase these securities.

None of the Securities and Exchange Commission, the Israeli Securities Authority or any state securities commission has approved or disapproved of the securities being offered by this prospectus, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 12, 2011.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operation and prospects may have changed since that date.

In this prospectus, the terms “we”, “us”, “Gilat” and “our” mean Gilat Satellite Networks Ltd. and its subsidiaries, unless otherwise indicated

All references to “dollars” or “$” in this prospectus are to U.S. dollars, and all references to “shekels” or “NIS” are to New Israeli Shekels.

SUMMARY

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this process, we may sell from time to time any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $50,000,000 or the equivalent denominated in foreign currencies or foreign currency units. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus, and may also contain information about any material federal income tax considerations relating to the securities covered by the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

This summary may not contain all of the information that may be important to you. You should read this entire prospectus, including the financial data and related notes incorporated by reference in this prospectus, before making an investment decision. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause or contribute to such differences include those discussed in “Risk Factors” and “Forward-Looking Statements.”

Gilat Satellite Networks Ltd.

We were incorporated as a limited liability company under the laws of the State of Israel in 1987.  We are a leading global provider of Internet Protocol, or IP, based digital satellite communication and networking products and services. We design, produce and market VSATs, or very small aperture terminals, and related network equipment, such as power amplifiers and low-profile antennas. We have a large installed customer base and have shipped more than 750,000 VSAT units to customers in over 85 countries on six continents.

Corporate Information

Our corporate headquarters, executive offices and main research and development and engineering facilities, as well as facilities for some manufacturing and product assembly, facilities are located at Gilat House, 21 Yegia Kapayim Street, Kiryat Arye, Petah Tikva 49130, Israel. Our address in the United States is c/o Gilat Satellite Networks Inc. at 1750 Old Meadow Road, McLean VA. Our telephone number is (972) 3-925-2000. Our web-site address is www.gilat.com. The information on our website is not incorporated by reference into this prospectus.

RISK FACTORS

An investment in our securities is speculative and involves a high degree of risk. You should carefully consider the following factors as well as the other information contained in this prospectus and in the other reports that we file with the SEC and that we incorporate by reference into this prospectus before deciding to invest in our securities. This prospectus and statements that we may make from time to time may contain forward-looking information. There can be no assurance that actual results will not differ materially from our expectations, statements or projections. Factors that could cause actual results to differ from our expectations, statements or projections include the risks and uncertainties relating to our business described below. The information in this prospectus is complete and accurate as of the date of this prospectus, but the information may change thereafter.

Risks Relating to Our Business

We have incurred major losses in past years and may not sustain profitable operations in the future.

We reported net income of approximately $ 30.6 million in 2010, compared to net income of approximately $ 1.9 million in 2009 and a net loss of approximately $ 1.1 million in 2008. Our 2010 net income derived mainly from the sale of an investment which had previously been written off in a company that was accounted for at cost and from the settlement of litigation related to the termination of a 2008 merger agreement with a consortium of private equity investors. We incurred major losses in past years, an operating loss of $6.2 million in the year ended December 31, 2010 and currently have an accumulated deficit of $604 million. We cannot assure you that we can operate profitably in the future. If we do not continue to operate profitably, the viability of our company will be in question and our share price would decline.

Our available cash balance may decrease in the future if we cannot generate cash from operations.

Our total cash balance decreased from approximately $163.2 million as of December 31, 2009 to $64.5 million as of December 31, 2010. This decrease is mainly attributable to funds used in our merger and acquisition activities during 2010 of approximately $154 million, net of cash received, offset by a $40 million loan we received in December 2010.  We had negative cash flow from operating activities in each of the two years ended December 31, 2009 and 2008, and our positive cash flow from operating activities in 2010 was mainly derived from the proceeds of the sale of an investment and the settlement of a lawsuit.  We cannot assure that we will be able to generate cash from operations in the future. If we do not generate cash from operations, our cash balance will decline and the unavailability of cash could have a material adverse effect on our business, operating results and financial condition.

If the commercial satellite communications markets fail to grow, our business could be materially harmed.

A number of the commercial markets for our products and services in the satellite communications area, including our broadband products, have emerged in recent years. Because these markets are relatively new, it is difficult to predict the rate at which these markets will grow, if at all. If the markets for commercial satellite communications products fail to grow our business could be materially harmed. Conversely, growth in these markets could result in satellite capacity limitations which in turn could materially harm our business and impair the value of our shares. Specifically, we derive virtually all of our revenues from sales of VSAT communications networks and VSAT-related equipment and provision of services related to these networks and products. A significant decline in this market or the replacement of VSAT technology by an alternative technology could materially harm our business and impair the value of our shares.

Because we compete for large-scale contracts in competitive bidding processes, losing a small number of bids could have a significant adverse impact on our operating results.

A significant portion of our revenues is derived from acting as the supplier of networks based on VSATs, under large scale contracts that we are awarded from time to time in competitive bidding processes. These large-scale contracts sometimes involve the installation of thousands of VSATs. The number of major bids for these large-scale contracts for VSAT-based networks in any given year is limited and the competition is intense. Losing or defaulting on a relatively small number of bids each year could have a significant adverse impact on our operating results.

We operate in a highly competitive network communications industry. We may be unsuccessful in competing effectively against competitors who have substantially greater financial resources.

We operate in a highly competitive industry of network communications, both in the sales of our products and our services. As a result of the rapid technological changes that characterize our industry, we face intense worldwide competition to capitalize on new opportunities, to introduce new products and to obtain proprietary and standard technologies that are perceived by the market as being superior to those of our competitors. Some of our competitors have greater financial resources, providing them with greater research and development and marketing capabilities. Our competitors may also be more experienced in obtaining regulatory approvals for their products and services and in marketing them. Our relative position in the network communications industry may place us at a disadvantage in responding to our competitors' pricing strategies, technological advances and other initiatives. Our principal competitors in the supply of VSAT networks are Hughes Network Systems, LLC, or HNS, ViaSat Inc. or Viasat, and iDirect Technologies, or iDirect. Most of our competitors have developed or adopted different technology standards for their VSAT products.

In addition, the launch of the SpaceWAY3 satellite by HNS, which enables HNS to offer a vertically integrated solution to its customers, as well as the announcement concerning ViaSat’s intention to launch its own satellite (ViaSat-1) and HNS’s intention to launch an additional satellite (Jupiter), may change the competitive environment in which we operate and could have an adverse effect on our business.

In the U.S. market, where we operate as a service provider via Spacenet, the enterprise wide area network, or WAN, market is extremely competitive, with a number of established VSAT and terrestrial providers competing for nearly all contracts. The U.S. enterprise VSAT market is primarily served by HNS and Spacenet. In addition, more recently, Spacenet's primary competitors in the enterprise WAN market are large terrestrial carriers such as AT&T, Verizon and Qwest.

In Peru and Colombia, where we primarily operate public rural telecom services, we typically encounter competition on government subsidized bids from various service providers, system integrators and consortiums. Some of these competitors offer solutions based on VSAT technology and some on alternate technologies (typically cellular, wireless local loop or WiMAX). In addition, as competing technologies such as cellular telephones become available in areas where not previously available, such as in rural communities of Peru and Colombia, our business can be adversely affected.

Our lengthy sales cycles could harm our results of operations if forecasted sales are delayed or do not occur.

The length of time between the date of initial contact with a potential customer or sponsor and the execution of a contract with the potential customer or sponsor may be lengthy and vary significantly depending on the nature of the arrangement. During any given sales cycle, we may expend substantial funds and management resources and not obtain significant revenue, resulting in a negative impact on our operating results. In the past, we have seen longer sales cycles in all of the regions in which we do business. In addition, we have seen projects delayed or even canceled, which would also have an adverse impact on our sales cycles.

We may engage in acquisitions that could harm our business, results of operations and financial condition, and dilute our shareholders' equity.

We have a corporate business development team whose goal is to pursue new business opportunities. This team pursues growth opportunities through internal development and through the acquisition of complementary businesses, products and technologies. The process of integrating an acquired business may be prolonged due to unforeseen difficulties and may require a disproportionate amount of our resources and management attention. We cannot assure you that we will be able to successfully identify suitable acquisition candidates, complete acquisitions, integrate acquired businesses into our operations, or expand into new markets. Further, once integrated, acquisitions may not achieve comparable levels of revenues, profitability or productivity as our existing business or otherwise perform as expected. The occurrence of any of these events could harm our business, financial condition or results of operations.

In July and August 2010, we completed the acquisition of RAS, a leading provider of Satcom-On-The-Move antenna solutions and RaySat BG, a Bulgarian research and development center, for a total consideration of $25 million and $5.7 million respectively. In November 2010, we completed the acquisition of Wavestream, a provider of high power solid state amplifiers, or SSPA, Block Upconverters, or BUC, with field-proven, high performance solutions designed for mobile and fixed satellite communication, or SATCOM, systems worldwide in consideration for $135 million. We may not be able to successfully integrate the operations of RAS, RaySat BG or Wavestream into our business or successfully exploit the solutions that we acquired. Future acquisitions may require substantial capital resources, which may not be available to us or may require us to seek additional debt or equity financing.

The risks associated with acquisitions by us include the following, any of which could seriously harm our results of operations or the price of our shares:

•	issuance of equity securities that would dilute our current shareholders' percentages of ownership;

•	significant acquisition costs;

•	decrease of our cash balance;

•	the incurrence of debt and contingent liabilities;

•	difficulties in the assimilation and integration of operations, personnel, technologies, products and information systems of the acquired companies;

•	diversion of management's attention from other business concerns;

•	contractual disputes;

•	risks of entering geographic and business markets in which we have no or only limited prior experience;

•	potential loss of key employees of acquired organizations.

•	the possibility the business cultures will not be compatible;

•	the difficulty of incorporating acquired technology and rights into our products and services;

•	unanticipated expenses related to integration of the acquired companies;

•	difficulties in implementing and maintaining uniform standards, controls and policies;

•	the impairment of relationships with employees and customers as a result of any integration of new personnel;

•	potential inability to retain, integrate and motivate key management, marketing, technical sales and customer support personnel;

•	potential unknown liabilities associated with acquired businesses; and

•	impairment of goodwill and other assets acquired.

Our failure to manage growth effectively could impair our business, financial condition and results of operations.

Many of our large scale contracts are with governments or large enterprises in Latin America and other parts of the world, so that any instability in the exchange rates or in the political or economic situation or any unexpected unilateral termination or suspension of payments could have a significant adverse impact on our business.

In recent years, a significant portion of our revenues has been derived from large scale contracts with foreign governments and agencies, including those in Peru, India and Colombia. Agreements with the governments in these countries typically include unilateral early termination clauses and involve other risks such as the imposition of new government regulations and taxation that could pose additional financial burdens on us. In addition, the foreign exchange risks in these countries are often significant due to possible fluctuations in local currencies relative to the U.S. dollar. We do not have a policy of hedging specific contracts. In some cases we hedge the risks involved in our general operations in Israel and in our subsidiaries abroad. Any termination of business in any of the aforementioned countries or any instability in the exchange rates could have a significant adverse impact on our business.

In December 2010, the Ministry of Communications in Colombia amended and extended our agreements for the provision of services for an additional one-year term, through December 2011. In 2010 our revenues derived from these projects in Colombia generated 7% of our total revenues. In the event that we are not able to extend the current agreements beyond 2011, or if the terms under which the agreements are extended are not favorable, or if we are unable to generate new business in Colombia, we may not be able to operate our business in Colombia at a profit.

If we are unable to develop, introduce and market new innovative products, applications and services on a cost effective and timely basis, our business could be adversely affected.

The network communications market, to which our products and services are targeted, is characterized by rapid technological changes, new product introductions and evolving industry standards. If we fail to stay abreast of significant technological changes, our existing products and technology could be rendered obsolete. Historically, we have enhanced the applications of our existing products to meet the technological changes and industry standards. Our success is dependent upon our ability to continue to develop new innovative products, applications and services and meet developing market needs.

To remain competitive in the network communications market, we must continue to be able to anticipate changes in technology, market demands and industry standards and to develop and introduce new products, applications and services, as well as enhancements to our existing products, applications and services. If we are unable to respond to technological advances on a cost-effective and timely basis, or if our new products or applications are not accepted by the market, our business, financial condition and operating results could be adversely affected.

Competitors in the low-profile antenna market are introducing new and improved products and our ability to remain competitive in this field will depend in part on our ability to advance our own technology.

New products and technologies for power amplifiers, such as Gallium Nitride, or GAN, may compete with our current Wavstream SSPA offerings, and may reduce the market prices and success of our products.

A decrease in the selling prices of our products and services could materially harm our business.

The average selling prices of wireless communications products historically decline over product life cycles. In particular, we expect the average selling prices of our products to decline as a result of competitive pricing pressures and customers who negotiate discounts based on large unit volumes.  A decrease in the selling prices of our products and services could have a material adverse effect on our business.

Competition of Ka-Band satellite services

In some markets, such as in the United States and Europe, our competitors have launched Ka-band satellites and another has announced plans to launch a Ka-band satellite. These actions may affect our competitiveness due to the relative lower cost of Ka-band space segment per user as well as the increased integration of the VSAT technology in the satellite solution. Although our  technology is compatible with Ka-band satellites, our entrance into that market will be gradual and is not assured.  We also expect that competition in this industry will continue to increase.  Due to the nature of the Ka-band solution to date, where the VSAT technology is tied to the satellite technology itself, there may be circumstances where it is difficult for competitors to compete with the incumbent VSAT vendor using the particular Ka-band satellite. If this occurs, the market dynamics may change to one of the VSAT vendor partnering with the satellite service provider which may decrease the number of vendors who may be able to succeed. If we are unable to forge such a partnership our business could be adversely affected.

If we lose existing contracts and orders for our products are not renewed, our ability to generate revenues will be harmed.

A significant part of our business in 2010 was generated from recurring customers. As a result, the termination or non-renewal of our contracts could have a material adverse effect on our business, financial condition and operating results.  Some of our existing contracts could be terminated due to any of the following reasons, among others:

•	dissatisfaction of our customers with our products and/or the services we provide or our inability to provide or install additional products or requested new applications on a timely basis;

•	customers' default on payments due;

•	our failure to comply with financial covenants in our contracts;

•	the cancellation of the underlying project by the government-sponsoring body; or

•	the loss of existing contracts or a decrease in the number of renewals of orders or the number of new large orders.

If we are not able to gain new customers and retain our present customer base, our revenues will decline significantly. In addition, if Spacenet has a higher than anticipated subscriber churn rate, or if Gilat Peru & Colombia does not win new government related contracts, this could materially adversely affect our financial position.

Our new business focus on military and related defense markets is dependent on defense spending and may be adversely affected if the pace of spending by the U.S. Departments of Defense and Homeland Security and other government and security organizations internationally is slower than anticipated.

The market for our VSAT, satellite on the move antennas and SSPAs for defense, public safety and law enforcement is highly dependent on the spending cycle and spending scope of the U.S. Departments of Defense and Homeland Security, as well as of local, state and municipal governments and security organizations in international markets. The funding of programs for which our products are being marketed is subject to government budgeting decisions affected by numerous factors, including geo-political events and macro-economic conditions that are beyond our control. We cannot be sure that the spending cycle will materialize as we expect and that we will be positioned to benefit from the potential opportunities, especially in light of the current unfavorable economic and market conditions.

Our failure to obtain or maintain authorizations under the U.S. export control and trade sanctions laws and regulations could have a material adverse effect on our business.

The export of satellite communication equipment and technical information related to satellites, VSAT and VSAT-related equipment and services to certain countries are subject to U.S. State Department, Commerce Department and Treasury Department regulations, including International Traffic in Arms Regulations, or ITAR. If we do not maintain our existing authorizations or obtain necessary future authorizations under the export control laws and regulations of the United States, including by entering into technical assistance agreements to disclose technical data or provide services to foreign persons, we may be unable to export technical information or equipment to non-U.S. persons and companies, including to our own non-U.S. employees, as may be required to fulfill contracts we may enter into.  In addition, to participate in classified U.S. government programs, we would have to obtain security clearances from the U.S. Department of Defense for one or more of our subsidiaries that would want to participate.  Such clearance may require that we enter into a proxy agreement with the U.S. government, which would limit our ability to control the operations of the subsidiary and which may impose on us substantial administrative burdens in order to comply.  Further, if we materially violate the terms of any proxy agreement, the subsidiary holding the security clearances may be suspended or debarred from performing any government contracts, whether classified or unclassified.  If we fail to maintain or obtain the necessary authorizations under the U.S. export control laws and regulations, we may not be able to realize our market focus and our business could be materially adversely affected.

Wavestream is dependent on a single customer and on business with the defense market.

Wavestream is dependent on a single customer for a significant portion of its revenues and the deferral or loss of sales to such a customer could have a material adverse affect on our business and operating results. Our revenues from Wavestream are also dependent on business from the defense market, being derived directly or indirectly from sales to government agencies, mainly the U.S. Department of Defense, pursuant to contracts awarded to system integrators under defense-related programs. Government spending under such contracts may cease or may be reduced, which would cause a negative effect on our revenues, results of operations, cash flow and financial condition. Although we intend to move into additional markets, we may not be successful in our plans for Wavestream to penetrate into broadcast and international markets, which are new and untried for our SSPA product line and will require additional expenditures for research and development.  We may not be able to develop new technologies for those markets on a timely basis. Barriers to entry into those markets or delays in our development programs could have a material adverse affect on our business and operating results.

A decline or reprioritization of funding in the U.S. defense budget, or delays in the budget process could adversely affect the business of Wavestream and its ability to grow or maintain its sales, earnings, and cash flow.

Wavestream is heavily dependent on sales to government defense agencies for its revenues, mainly the U.S. Department of Defense, pursuant to contracts awarded to system integrators under defense-related programs. We expect that Wavestream will continue to derive most of its sales from the U.S. Government.

Government purchasing is conditioned upon the continuing availability of Congressional appropriations. The programs in which Wavestream participates must compete with other programs and policy imperatives for consideration during the budget and appropriation process. Concerns about increased deficit spending, along with continued economic challenges, continue to place pressure on U.S. and international customer budgets. Efforts to reduce government spending may result in reduced demand for Wavestream's products, resulting in a reduction in its revenues and would adversely affect its business and  results of operations. If the demand for Wavestream's products diminishes significantly, we may be required to recognize an impairment loss.

We are dependent on contracts with governments around the world for a significant portion of our revenue. These contracts may expose us to additional business risks and compliance obligations.

Since 2009, we have focused on expanding our business to include contracts with or for various governments around the world, including US federal, state, and local government agencies. Our business generated from government contracts may be materially adversely affected if:

•	our reputation or relationship with government agencies is impaired;

•	we are suspended or otherwise prohibited from contracting with a domestic or foreign government or any significant law enforcement agency;

•	levels of government expenditures and authorizations for law enforcement and security related programs decrease or shift to programs in areas where we do not provide products and services;

•
we are prevented from entering into new government contracts or extending existing government contracts based on violations or suspected violations of laws or regulations, including those related to procurement;

•	we are not granted security clearances that are required to sell our products to domestic or foreign governments or such security clearances are deactivated;

•	there is a change in government procurement procedures; or

•	there is a change in political climate that adversely affects our existing or prospective relationships.

We depend on our main facility in Israel and are susceptible to any event that could adversely affect its condition.

Most of our laboratory capacity, our principal offices and principal research and development facilities are primarily concentrated in a single location in Israel, with facilities for research and development and manufacturing of components for our low profile antennas at a single location in Bulgaria. Wavestream’s principal offices, research and development and engineering and manufacturing facilities are located at a single location in California. Fire, natural disaster or any other cause of material disruption in our operation in any of these locations could have a material adverse effect on our business, financial condition and operating results.

We would be adversely affected if we are unable to retain key employees.

Our success depends in part on key management, sales, marketing and development personnel and our continuing ability to attract and retain highly qualified personnel. There is competition for the services of such personnel. The loss of the services of key personnel, and the failure to attract highly qualified personnel in the future, may have a negative impact on our business. Moreover, our competitors may hire and gain access to the expertise of our former employees.

Trends and factors affecting the telecommunications industry are beyond our control and may result in reduced demand and pricing pressure on our products.

We operate in the telecommunication industry and are influenced by trends of that industry, which are beyond our control and may affect our operations. These trends include:

•
adverse changes in the public and private equity and debt markets and our ability, as well as the ability of our customers and suppliers, to obtain financing or to fund working capital and capital expenditures;

•	adverse changes in the credit ratings of our customers and suppliers;

•	adverse changes in the market conditions in our industry and the specific markets for our products;

•	access to, and the actual size and timing of, capital expenditures by our customers;

•	inventory practices, including the timing of product and service deployment, of our customers;

•	the amount of network capacity and the network capacity utilization rates of our customers, and the amount of sharing and/or acquisition of new and/or existing network capacity by our customers;

•	the overall trend toward industry consolidation and rationalization among our customers, competitors, and suppliers;

•
increased price reductions by our direct competitors and by competing technologies including, for example, the introduction of Ka-band satellite systems by our direct competitors which could significantly drive down market prices or limit the availability of satellite capacity for use with our VSAT systems;

•	conditions in the broader market for communications products, including data networking products and computerized information access equipment and services;

•	governmental regulation or intervention affecting communications or data networking;

•	monetary stability in the countries where we operate; and

•
the effects of war and acts of terrorism, such as disruptions in general global economic activity, changes in logistics and security arrangements, and reduced customer demand for our products and services.

These trends and factors may reduce the demand for our products and services or require us to increase our research and development expenses and may harm our financial results.

Unfavorable global economic conditions could have a material adverse effect on our business, operating results and financial condition

Although economic conditions in many countries have stabilized somewhat following the widespread contraction in late 2008 and 2009 and into 2010, the revenues of many of our customers decreased substantially compared to recent years. As a result, our customers reduced their spending in late 2008 and 2009 and may continue to reduce or postpone their spending significantly. This resulted in reductions in sales of our products and services in some markets, longer sales cycles, slower adoption of new technologies and increased price competition. In addition, weakness in the end-user market could negatively affect the cash flow of our customers who could, in turn, delay paying their obligations to us or ask us for vendor financing. This could increase our credit risk exposure and cause delays in our recognition of revenues on future sales to these customers. Specific economic trends, such as declines in the demand for telecommunications products and services, the tightening of credit markets, or weakness in corporate spending, could have a direct impact on our business. Any of these events would likely harm our business, operating results and financial condition. If global economic and market conditions do not improve, or weaken further, it may have a material adverse effect on our business, operating results and financial condition.

Our international sales expose us to changes in foreign regulations and tariffs, tax exposures, political instability and other risks inherent to international business, any of which could adversely affect our operations.

We sell and distribute our products and provide our services internationally, particularly in the United States, Latin America, Asia, Africa and Europe. A component of our strategy is to continue to expand into new international markets. Our operations can be limited or disrupted by various factors known to affect international trade. These factors include the following:

•	imposition of governmental controls, regulations and taxation which might include a government's decision to raise import tariffs or license fees in countries in which we do business;

•
government regulations that may prevent us from choosing our business partners or restrict our activities. For example, a particular country may decide that high-speed data networks used to provide access to the Internet should be made available generally to Internet service providers and may require us to provide our wholesale service to any Internet service provider that request it, including entities that compete with us. If we become subject to any additional obligations such as these, we would be forced to comply with potentially costly requirements and limitations on our business activities, which could result in a substantial reduction in our revenue;

•	tax exposures in various jurisdictions relating to our activities throughout the world;

•
political and/or economic instability in countries in which we do or desire to do business. Such unexpected changes have had an adverse affect on the gross margin of some of our projects. We also face similar risks from potential or current political and economic instability as well as volatility of foreign currencies in countries such as Colombia, Brazil, Venezuela and certain countries in East Asia.

•
difficulties in staffing and managing foreign operations that might mandate employing staff in various countries to manage foreign operations. This change could have an adverse effect on the profitability of certain projects;

•	longer payment cycles and difficulties in collecting accounts receivable;

•	foreign exchange risks due to fluctuations in local currencies relative to the dollar; and

•
relevant zoning ordinances that may restrict the installation of satellite antennas and might also reduce market demand for our service. Additionally, authorities may increase regulation regarding the potential radiation hazard posed by transmitting earth station satellite antennas' emissions of radio frequency energy that may negatively impact our business plan and revenues.

Any decline in commercial business in any country may have an adverse effect on our business as these trends often lead to a decline in technology purchases or upgrades by private companies. We expect that in difficult economic periods, countries in which we do business will find it more difficult to raise financing from investors for the further development of the telecommunications industry, and private companies will find it more difficult to finance the purchase or upgrade of our technology. Any such changes could adversely affect our business in these and other countries.

We may face difficulties in obtaining regulatory approvals for our telecommunication services and products, which could adversely affect our operations.

Our telecommunication services require licenses and approvals by the Federal Communications Commission, or FCC, in the United States, and by regulatory bodies in other countries. In the United States, the operation of satellite earth station facilities and VSAT systems such as ours are prohibited except under licenses issued by the FCC. We must also obtain approval of the regulatory authority in each country in which we propose to provide network services or operate VSATs. The approval process in Latin America and elsewhere can often take a substantial amount of time and require substantial resources.

In addition, any approvals that are granted may be subject to conditions that may restrict our activities or otherwise adversely affect our operations. Also, after obtaining the required approvals, the regulating agencies may, at any time, impose additional requirements on our operations. We cannot assure you that we will be able to comply with any new requirements or conditions imposed by such regulating agencies on a timely or economically efficient basis.

Our products are also subject to certain homologation requirements – certification of compliance with local regulatory standards. Delays in receiving such certification could adversely affect our operations.

Our operating results may vary significantly from quarter to quarter and these quarterly variations in operating results, as well as other factors, may contribute to the volatility of the market price of our shares.

Our operating results have and may continue to vary significantly from quarter to quarter. The causes of fluctuations include, among other things:

•	the timing, size and composition of orders from customers;

•	the timing of introducing new products and product enhancements by us and the level of their market acceptance;

•	the mix of products and services we offer; and

•	the changes in the competitive environment in which we operate.

The quarterly variation of our operating results, may, in turn, create volatility in the market price for our shares. Other factors that may contribute to wide fluctuations in our market price, many of which are beyond our control, include, but are not limited to:

•	economic instability;

•	announcements of technological innovations;

•	customer orders or new products or contracts;

•	competitors' positions in the market;

•	changes in financial estimates by securities analysts;

•	conditions and trends in the VSAT and other technology industries relevant to our businesses;

•	our earnings releases and the earnings releases of our competitors; and

•	the general state of the securities markets (with particular emphasis on the technology and Israeli sectors thereof).

In addition to the volatility of the market price of our shares, the stock market in general and the market for technology companies in particular have been highly volatile and at times thinly traded. Investors may not be able to resell their shares during and following periods of volatility.

Our actions to protect our proprietary VSAT technology may be insufficient to prevent others from developing products similar to our products.

Our business is based mainly on our proprietary VSAT technology and related products and services. We establish and protect proprietary rights and technology used in our products by the use of patents, trade secrets, copyrights and trademarks. We also utilize non-disclosure and intellectual property assignment agreements. Because of the rapid technological changes and innovation that characterize the network communications industry, our success will depend in large part on our ability to protect and defend our intellectual property rights. Our actions to protect our proprietary rights in our VSAT technology and related products may be insufficient to prevent others from developing products similar to our products. In addition, the laws of many foreign countries do not protect our intellectual property rights to the same extent as the laws of the United States. If we are unable to protect our intellectual property, our ability to operate our business and generate expected revenues may be harmed.

We may at times be subject to claims by third parties alleging that we are infringing on their intellectual property rights. We may be required to commence litigation to protect our intellectual property rights. Any intellectual property litigation may continue for an extended period and may materially adversely affect our business, financial condition and operating results.

There are numerous patents, both pending and issued, in the network communications industry. We may unknowingly infringe on a patent. We may from time to time be notified of claims that we are infringing on the patents, copyrights or other intellectual property rights owned by third parties. While we do not believe that we have infringed in the past or are infringing at present on any intellectual property rights of third parties, we cannot assure you that we will not be subject to such claims.

In addition, we may be required to commence litigation to protect our intellectual property rights and trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against third-party claims of invalidity or infringement. An adverse result in any litigation could force us to pay substantial damages, stop designing or manufacturing, using and selling the infringing products, spend significant resources to develop non-infringing technology, discontinue using certain processes or obtain licenses to use the infringing technology. In addition, we may not be able to develop non-infringing technology, and we may not be able to find appropriate licenses on reasonably satisfactory terms. Any such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, financial condition and operating results.

Potential product liability claims relating to our products could have a material adverse effect on our business.

We may be subject to product liability claims relating to the products we sell. Potential product liability claims could include those for exposure to electromagnetic radiation from the antennas we provide. Our agreements with our business customers generally contain provisions designed to limit our exposure to potential product liability claims. We also maintain a product liability insurance policy. However, our  contractual limitation of liability may be rejected or limited in certain jurisdiction and our insurance may not cover all relevant claims or may not provide sufficient coverage. To date, we have not experienced any material product liability claim. Our business, financial condition and operating results could be materially adversely affected if costs resulting from future claims are not covered by our insurance or exceed our coverage.

We are dependent upon a limited number of suppliers for key components that are incorporated in our products, including those used to build our hubs and VSATs, and may be significantly harmed if we are unable to obtain such components on favorable terms or on a timely basis.  We are also dependent upon a limited number of suppliers of space segment capacity, and may be significantly harmed if we are unable to obtain the space segment for the provision of services on favorable terms or on a timely basis.

Several of the components required to build our VSATs and hubs are manufactured by a limited number of suppliers. We have not experienced any difficulties with our suppliers with respect to availability of components. However, we cannot assure you of the continuous availability of key components or our ability to forecast our component requirements sufficiently in advance. Our research and development and operations groups are continuously working with our suppliers and subcontractors to obtain components for our products on favorable terms in order to reduce the overall price of our products. If we are unable to obtain the necessary volume of components at sufficiently favorable terms or prices, we may be unable to produce our products at competitive prices. As a result, sales of our products may be lower than expected, which could have a material adverse effect on our business, financial condition and operating results. In addition, our suppliers are not always able to meet our requested lead times. If we are unable to satisfy customers' needs on time, we could lose their business.

In 2007 we entered into an outsourcing manufacturing agreement with a single source manufacturer for almost all of our indoor units. This agreement exposes us to certain risks related to our dependence on a single manufacturer which could include failure in meeting time tables and quantities, or material price increases which may affect our ability to provide competitive prices. We estimate that the replacement of the outsourcing manufacturer would, if necessary, take a period of between six to nine months.

There are only a limited number of suppliers of satellite transponder capacity and a limited amount of space segment available. We are dependent on these suppliers for our provision of services in Peru, Colombia and the United States. While we do secure long term agreements with our satellite transponder providers, we cannot assure the continuous availability of space segment, the pricing upon renewals of space segment and the continuous availability and coverage in the regions where we supply services. If we are unable to secure contracts with satellite transponder providers with reliable service at competitive prices, our services business could be adversely affected.

On March 11, 2011, a massive earthquake off the eastern coast of Japan triggered a devastating tsunami tidal wave, causing damage and destruction. It is too early to predict the long-term impact of this disaster on the availability of the components we source from Japan. Any long-term inability to obtain these components may result in our failure to meet time tables and quantity requirements, or may result in material price increases which may affect our ability to provide competitive prices.

Our insurance coverage may not be sufficient for every aspect or risk related to our business.

Our business includes risks, only some of which are covered by our insurance. For example, in many of our satellite capacity agreements, we do not have a back up for satellite capacity, and we do not have indemnification or insurance in the event that our supplier's satellite malfunctions or is lost. In addition, we are not covered by our insurance for acts of fraud or theft. Our business, financial condition and operating results could be materially adversely affected if we incur significant costs resulting from these exposures.

Risks Related to Ownership of Our Ordinary Shares

Our share price has been highly volatile and may continue to be volatile and decline.

The trading price of our shares has fluctuated widely in the past and may continue to do so in the future as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many technology companies, particularly telecommunication and Internet-related companies, and that have often been unrelated or disproportionate to the operating performance of these companies. These broad market fluctuations could adversely affect the market price of our shares. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. Securities class action litigation against us could result in substantial costs and a diversion of our management's attention and resources.

If U.S. tax authorities were to treat us as a “passive foreign investment company”, that could have an adverse consequences on U.S. holders.

Holders of our ordinary shares who are United States residents may face income tax risks. There is a risk that we will be treated as a “passive foreign investment company.” Our treatment as a passive foreign investment company could result in a reduction in the after-tax return to the holders of our ordinary shares and would likely cause a reduction in the value of such shares. A foreign corporation will be treated as a passive foreign investment company for U.S. federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of “passive income,” or (2) at least 50% of the average value of the corporation’s gross assets produce, or are held for the production of, such types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest, gains from the sale or exchange of investment property and rents and royalties other than rents and royalties that are received from unrelated parties in connection with the active conduct of trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.” Those holders of shares in a passive foreign investment company who are citizens or residents of the United States or domestic entities would alternatively be subject to a special adverse U.S. federal income tax regime with respect to the income derived by the passive foreign investment company, the distributions they receive from the passive foreign investment company and the gain, if any, they derive from the sale or other disposition of their shares in the passive foreign investment company. In particular, any dividends paid by us would not be treated as “qualified dividend income” eligible for preferential tax rates in the hands of non-corporate U.S. shareholders.  United States residents should carefully read Item 10E. Additional Information – Taxation, for a more complete discussion of the U.S. federal income tax risks related to owning and disposing of our ordinary shares.

The concentration of our ordinary share ownership may limit our shareholders’ ability to influence corporate matters.

As of March 31, 2011, York Capital Management, or York, and entities affiliated with them beneficially own approximately 20% of our outstanding ordinary shares. As a result, York may have a substantial influence over all matters that require approval by our shareholders, including the election of directors and approval of significant corporate transactions. Corporate actions might be taken even if other shareholders oppose them. This concentration of ownership might also have the effect of delaying or preventing a change of control of our company that other shareholders may view as beneficial.

Future sales of our ordinary shares and the future exercise of options may cause the market price of our ordinary shares to decline and may result in substantial dilution.

We cannot predict what effect, if any, future sales of our ordinary shares by York and our other 5% shareholders, or the availability of our ordinary shares for future sale, including shares issuable upon the exercise of our options, will have on the market price of our ordinary shares. Pursuant to a registration rights agreement with York, we filed a registration statement with the Securities and Exchange Commission allowing for the disposition of 8,121,651 shares by them from time to time. Sales of substantial amounts of our ordinary shares in the public market by our 5% shareholders, or the perception that such sales could occur, could adversely affect the market price of our ordinary shares and may make it more difficult for you to sell your ordinary shares at a time and price you deem appropriate.

We have never paid cash dividends and have no intention to pay dividends in the foreseeable future.

We have never paid cash dividends on our shares and do not anticipate paying any cash dividends in the foreseeable future. We intend to continue retaining earnings for use in our business, in particular to fund our research and development, which are important to capitalize on technological changes and develop new products and applications. In addition, the terms of some of our financing arrangements restrict us from paying dividends to our shareholders.  Any future dividend distributions are subject to the discretion of our board of directors and will depend on various factors, including our operating results, future earnings, capital requirements, financial condition, tax implications of dividend distributions on our income, future prospects and any other factors deemed relevant by our board of directors.  The distribution of dividends also may be limited by Israeli law, which permits the distribution of dividends only out of retained earnings or otherwise upon the permission of the court.  You should not rely on an investment in our company if you require dividend income from your investment.

Our ordinary shares are traded on more than one market and this may result in price variations.

Our ordinary shares are traded on the NASDAQ Global Select Market and on the Tel Aviv Stock Exchange. Trading in our ordinary shares on these markets is made in different currencies (U.S. dollars on the NASDAQ Global Select Market, and new Israeli Shekels, or NIS, on the Tel Aviv Stock Exchange), and at different times (resulting from different time zones, different trading days and different public holidays in the United States and Israel). Consequently, the trading prices of our ordinary shares on these two markets often differ. Any decrease in the trading price of our ordinary shares on one of these markets could cause a decrease in the trading price of our ordinary shares on the other market.

Risks Related To Regulatory Matters

We have historically relied, and in the future intend to rely, upon tax benefits from the State of Israel to reduce our taxable income. The termination or reduction of these tax benefits would significantly increase our costs and could have a material adverse effect on our financial condition and results of operations.

Under the Israeli Law for Encouragement of Capital Investments, 1959, or the Investment Law, portions of our Israeli facility qualify as "Approved Enterprises." As a result, we have been eligible for tax benefits for the first several years in which we generated taxable income from such "Approved Enterprise." Our historical operating results reflect substantial tax benefits, including tax exemptions and decreased tax rates up to December 31, 2000. In 2001, 2002 and 2003, we had substantial losses for tax purposes and a decrease in revenues and therefore could not realize any tax benefits since then due to current and/or carry forward losses. On April 1, 2005, an amendment to the Investment Law, or the Amendment, came into effect, that significantly changed the provisions of the Investment Law and the criteria for new investments qualified to receive tax benefits. The Amendment enacted major changes in the manner in which tax benefits are awarded under the Investment Law so that companies no longer require approval of the Investment Center of the Ministry of Industry, Commerce and Labor of the State of Israel, or the Investment Center, in order to qualify for tax benefits. The Amendment is applied to new approved enterprises and there is no assurance that we will, in the future, be eligible to receive additional tax benefits under this law. Our financial condition and results of operations could suffer if the Israeli government terminated or reduced the current tax benefits available to us.

In order to be eligible for these tax benefits under the Amendment, we must comply with two material conditions. We must invest a specified amount in property and equipment in Israel, and at least 25% of each new "Approved Enterprise" income should be derived from export. We believe we have complied with these conditions, as well as other conditions specified in this law, but we have not received confirmation of our compliance from the Israeli government. If we fail in the future to comply in whole or in part with these conditions, we may be required to pay additional taxes and would likely be denied these tax benefits in the future, which could harm our financial condition and results of operations.

The transfer and use of some of our technology and its production is limited because of the research and development grants we received from the Israeli government to develop such technology.

Our research and development efforts associated with the development of certain of our legacy products have been partially financed through grants from the Office of the Chief Scientist of the Israeli Ministry of Industry, Trade and Labor, or the OCS. We may be subject to certain restrictions under the terms of the OCS grants. Specifically, any product incorporating technology developed with the funding provided by these grants may not be manufactured, nor may the technology which is embodied in our products be transferred outside of Israel without appropriate governmental approvals. Such approvals, if granted, would involve increased payments to the OCS. These restrictions do not apply to the sale or export from Israel of our products developed with this technology.

Your rights and responsibilities as a shareholder are governed by Israeli law and differ in some respects from those under Delaware law.

Because we are an Israeli company, the rights and responsibilities of our shareholders are governed by our articles of association and by Israeli law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders in a Delaware corporation. In particular, a shareholder of an Israeli company has a duty to act in good faith towards the company and other shareholders and to refrain from abusing his, her or its power in the company, including, among other things, in voting at the general meeting of shareholders on certain matters. Israeli law provides that these duties are applicable to shareholder votes on, among other things, amendments to a company’s articles of association, increases in a company’s authorized share capital, mergers and interested party transactions requiring shareholder approval. In addition, a shareholder who knows that it possesses the power to determine the outcome of a shareholders’ vote or to appoint or prevent the appointment of a director or executive officer in the company has a duty of fairness towards the company. However, Israeli law does not define the substance of this duty of fairness. Because Israeli corporate law has undergone extensive revisions in recent years, there is little case law available to assist in understanding the implications of these provisions that govern shareholder behavior.

As a foreign private issuer whose shares are listed on the NASDAQ Global Select Market, we may follow certain home country corporate governance practices instead of certain NASDAQ requirements, which may not afford shareholders with the same protections that shareholders of domestic companies have. We follow Israeli law and practice instead of NASDAQ rules regarding the director nominations process, the composition of our audit committee, compensation of executive officers and the requirement to obtain shareholder approval for the establishment or amendment of certain equity-based compensation plans and arrangements.

As a foreign private issuer whose shares are listed on the NASDAQ Global Select Market, we are permitted to follow certain home country corporate governance practices instead of certain requirements of The NASDAQ Marketplace Rules.  We follow Israeli law and practice instead of The NASDAQ Marketplace Rules with respect to the director nominations process, the composition of our audit and compensation committee, compensation of executive officers and the requirement to obtain shareholder approval for the establishment or material amendment of certain equity-based compensation plans and arrangements.  As a foreign private issuer listed on the NASDAQ Global Select Market, we may also follow home country practice with regard to, among other things, the requirement to obtain shareholder approval for certain dilutive events (such as for an issuance that will result in a change of control of the company, certain transactions other than a public offering involving issuances of a 20% or more interest in the company and certain acquisitions of the stock or assets of another company). A foreign private issuer that elects to follow a home country practice instead of NASDAQ requirements must submit to NASDAQ in advance a written statement from an independent counsel in such issuer’s home country certifying that the issuer’s practices are not prohibited by the home country’s laws. In addition, a foreign private issuer must disclose in its annual reports filed with the Securities and Exchange Commission each such requirement that it does not follow and describe the home country practice followed by the issuer instead of any such requirement. Accordingly, our shareholders may not be afforded the same protection as provided under NASDAQ’s corporate governance rules.

We may fail to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, which could have an adverse effect on our financial results and the market price of our ordinary shares.

The Sarbanes-Oxley Act of 2002 imposes certain duties on us and on our executives and directors. Our efforts to comply with the requirements of Section 404, which started in connection with our 2006 Annual Report on Form 20-F, have resulted in an increased general and administrative expense and a diversion of management time and attention, and we expect these efforts to require the continued commitment of resources.  Section 404 of the Sarbanes-Oxley Act requires us to provide (i) management’s annual review and evaluation of our internal control over financial reporting and (ii) a statement by management that its independent registered public accounting firm has issued an attestation report on our internal control over financial reporting, in connection with the filing of the Annual Report on Form 20-F for each fiscal year.  The rules governing the standards that must be met for management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation to meet the detailed standards under the rules.  During the course of its testing, our management may identify material weaknesses or significant deficiencies, which may not be remedied prior to the deadline imposed by the Sarbanes-Oxley Act.  If we fail to maintain the adequacy of our internal controls, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting.  Failure to maintain effective internal controls over financial reporting could result in investigation or sanctions by regulatory authorities, and could have a material adverse effect on our operating results, investor confidence in our reported financial information, and the market price of our ordinary shares.

If we are unable to comply with Israel’s enhanced export control regulations our ability to export our products from Israel could be negatively impacted.

In recent years the Israeli government adopted laws and regulations regarding enhanced defense export controls and the export of “dual use” items (items that are typically sold in the commercial market but that may also be used in the defense market). If government approvals required under these laws and regulations are not obtained, our ability to export our products from Israel could be negatively impacted, thus causing a reduction in our revenues.

Risks Related to Our Location in Israel

Political and economic conditions in Israel may limit our ability to produce and sell our products. This could have a material adverse effect on our operations and business.

We are incorporated under the laws of the State of Israel, where we also maintain our headquarters and most of our research and development and manufacturing facilities. Political, economic and security conditions in Israel directly influence us. Since the establishment of the State of Israel in 1948, Israel and its Arab neighbors have engaged in a number of armed conflicts. A state of hostility, varying in degree and intensity, has led to security and economic problems for Israel.  Recent political unrest in the Middle East may also impact the relationship between Israel and its neighboring countries. Major hostilities between Israel and its neighbors may hinder Israel's international trade and lead to economic downturn. This, in turn, could have a material adverse effect on our operations and business.

There has been unrest and terrorist activity in Israel, which began in September 2000 and which has continued with varying levels of severity through 2010 and into 2011. The future effect of this deterioration and violence on the Israeli economy and our operations is unclear.  The election of representatives of the Hamas movement to a majority of seats in the Palestinian Legislative Council in January 2006 resulted in an escalation in violence among Israel, the Palestinian Authority and other groups.   In 2006, hostilities broke out between Israel and the Hezbollah in Lebanon which ended that same year, although there is continuing unrest in the region.  In January 2009, Israel attacked Hamas strongholds in the Gaza strip, in reaction to rockets that were fired from Gaza and which landed in Israel. In addition, Iran has threatened to attack Israel numerous times, and is widely believed to be developing nuclear weapons. Ongoing violence between Israel and the Palestinians as well as tension between Israel and other countries in the Middle East may have a material adverse effect on our business, financial condition and results of operations.

Furthermore, there are a number of countries, primarily in the Middle East, as well as Malaysia and Indonesia, that restrict business with Israel or Israeli companies, and we are precluded from marketing our products to these countries directly from Israel. Restrictive laws or policies directed towards Israel or Israeli businesses may have an adverse impact on our operations, our financial results or the expansion of our business.

Our results of operations may be negatively affected by the obligation of our personnel to perform military service.

Many of our employees in Israel are obligated to perform annual reserve duty in the Israeli Defense Forces and may be called for active duty under emergency circumstances at any time.  If a military conflict or war arises, these individuals could be required to serve in the military for extended periods of time.  Our operations could be disrupted by the absence for a significant period of one or more of our key employees or a significant number of other employees due to military service.  Any disruption in our operations could adversely affect our business.

Because most of our revenues are generated in U.S. dollars or are linked to the U.S. dollar while a portion of our expenses are incurred in NIS, our results of operations would be adversely affected if inflation in Israel is not offset on a timely basis by a devaluation of the NIS against the dollar.

Most of our revenues are in dollars or are linked to the U.S. dollar, while a portion of our expenses, principally salaries and related personnel expenses, are in NIS.  Therefore, our NIS related costs, as expressed in U.S. dollars, are influenced by the exchange rate between the U.S. dollar and the NIS.  During 2009 and 2010, the NIS appreciated against the U.S. dollar, which resulted in a significant increase in the U.S. dollar cost of our operations in Israel. We are also exposed to the risk that the rate of inflation in Israel will exceed the rate of devaluation of the NIS in relation to the U.S. dollar or that the timing of this devaluation lags behind inflation in Israel.  This would have the effect of increasing the dollar cost of our operations.  We cannot predict any future trends in the rate of inflation in Israel or the rate of devaluation or appreciation of the NIS against the U.S. dollar.  If the dollar cost of our operations in Israel increases, our dollar-measured results of operations will be adversely affected.  See Item 5: Operating and Financial Review and Prospects - Impact of Inflation and Currency Fluctuations.

You may not be able to enforce civil liabilities in the United States against our officers and directors.

Most of our executive officers and the Israeli experts named in this annual report reside outside the United States, and a significant portion of our assets and the personal assets of most of our directors and executive officers are located outside the United States. Therefore, it may be difficult to effect service of process upon any of these persons within the United States. In addition, a judgment obtained in the United States against us, or against such individuals, including but not limited to judgments based on the civil liability provisions of the United States federal securities laws, may not be collectible within the United States.

It may also be difficult to bring an original action in an Israeli court to enforce judgments based upon the U.S. federal securities laws against us and most of our directors and executive officers. Subject to particular time limitations, executory judgments of a U.S. court for liquidated damages in civil matters may be enforced by an Israeli court, provided that:

•
the judgment was obtained after due process before a court of competent jurisdiction, that recognizes and enforces similar judgments of Israeli courts, and according to the rules of private international law currently prevailing in Israel;

•	adequate service of process was effected and the defendant had a reasonable opportunity to be heard;

•	the judgment and its enforcement are not contrary to the law, public policy, security or sovereignty of the State of Israel;

•	the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties;

•	the judgment is no longer appealable; and

•	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court.

If a foreign judgment is enforced by an Israeli court, it will be payable in Israeli currency.

Additionally, it may be difficult for an investor or any other person or entity, to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws on the ground that Israel is not the most appropriate forum in which to bring such a claim. Even if an Israeli court agrees to hear a claim, it may determine that Israeli law is applicable to the claim. Certain matters of procedures will also be governed by Israeli law.

Israeli law may delay, prevent or make difficult a merger with, or an acquisition of us, which could prevent a change of control and therefore depress the price of our shares.

Provisions of Israeli law may delay, prevent or make undesirable a merger or an acquisition of all or a significant portion of our shares or assets. Israeli corporate law regulates acquisitions of shares through tender offers and mergers, requires special approvals for transactions involving significant shareholders and regulates other matters that may be relevant to these types of transactions. These provisions of Israeli law could have the effect of delaying or preventing a change in control and may make it more difficult for a third party to acquire us, even if doing so would be beneficial to our shareholders. These provisions may limit the price that investors may be willing to pay in the future for our ordinary shares. Furthermore, Israeli tax considerations may make potential transactions undesirable to us or to some of our shareholders.

Under current Israeli law, we may not be able to enforce covenants not to compete and therefore may be unable to prevent our competitors from benefiting from the expertise of some of our former employees.

We currently have non-competition clauses in the employment agreements of substantially all of our employees. The provisions of such clauses prohibit our employees, if they cease working for us, from directly competing with us or working for our competitors. Recently, Israeli labor courts have required employers, seeking to enforce non-compete undertakings against former employees, to demonstrate that the competitive activities of the former employee will cause harm to one of a limited number of material interests of the employer recognized by the courts (for example, the confidentiality of certain commercial information or a company's intellectual property). In the event that any of our employees chooses to leave and work for one of our competitors, we may be unable to prevent our competitors from benefiting from the expertise our former employee obtained from us, if we cannot demonstrate to the court that we would be harmed.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated in it by reference contain forward-looking statements which involve known and unknown risks and uncertainties.  We include this notice for the express purpose of permitting us to obtain the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements.  Examples of forward-looking statements include: projections of capital expenditures, competitive pressures, revenues, growth prospects, product development, financial resources and other financial matters.  You can identify these and other forward-looking statements by the use of words such as “may,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential” or the negative of such terms, or other comparable terminology.

Our ability to predict the results of our operations or the effects of various events on our operating results is inherently uncertain.  Therefore, we caution you to consider carefully the matters described under the caption “Risk Factors” and certain other matters discussed in this prospectus, the documents incorporated by reference in this prospectus, and other publicly available sources.  Such factors and many other factors beyond the control of our management could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table shows our ratio of earnings to fixed charges:

	Year Ended December 31,
	2006	2007	2008	2009	2010
Ratio of earnings to fixed charges	2.61	4.37	(*)	1.78	12.2

(*)The earnings for year ended December 31, 2008 were inadequate to cover total fixed charges. The coverage deficiency for total fixed charges for the year ended December 31, 2008 was $0.3 million.

CAPITALIZATION AND INDEBTEDNESS

The table below sets forth our capitalization as of December 31, 2010.

As of December 31, 2010
(U.S. dollars in thousands)
Short-term debt (including current maturities of long term loans and debt)	$4,315
Long-term loans	45, 202
Convertible subordinated notes	14, 379
Total shareholders' equity	264,113
Total liabilities and shareholders' equity	455,378

MARKET FOR OUR ORDINARY SHARES

Our ordinary shares are quoted on the NASDAQ Global Select Market under the symbol “GILT” and are listed on the Tel Aviv Stock Exchange. On May 11, 2011, the last reported sale price of our ordinary shares on the NASDAQ Global Market was $5.13 and the last reported sale price of our ordinary shares on the Tel Aviv Stock Exchange was $5.09.

Annual Share Price Information

The following table sets forth, each of the years indicated, the high and low market prices of our ordinary shares on the NASDAQ Global Market and the Tel Aviv Stock Exchange. In January 2011, our ordinary shares started trading on the NASDAQ Global Select Market.

	NASDAQ		Tel Aviv Stock Exchange
Year	High	Low	High	Low

2006	$10.01	$5.59	$9.93	$5.44
2007	$11.18	$7.89	$11.14	$7.67
2008	$11.15	$2.20	$11.31	$2.22
2009	$4.98	$2.69	$5.20	$2.75
2010	$6.25	$3.96	$6.25	$3.99

Quarterly Share Price Information

The following table sets forth for the periods indicated the high and low market prices of our ordinary shares on the NASDAQ Global Market (as of January 2011, on the Global Select Market) and the Tel -Aviv Stock Exchange:

	NASDAQ		Tel Aviv Stock Exchange
	High	Low	High	Low
2009
First quarter	$3.79	$2.69	$3.84	$2.75
Second quarter	$4.53	$3.20	$4.44	$3.23
Third quarter	$4.98	$4.05	$5.20	$4.10
Fourth quarter	$4.80	$4.15	$4.89	$4.17

2010
First quarter	$5.97	$4.94	$5.97	$4.73
Second quarter	$6.25	$3.96	$6.25	$3.99
Third quarter	$6.01	$4.67	$6.03	$4.68
Fourth quarter	$5.90	$4.83	$6.00	$4.72

2011
First quarter	$5.85	$4.73	$5.85	$4.77
Second quarter (through May 11)	$5.29	$4.67	$5.22	$4.58

Monthly Share Price Information

The following table sets forth, for the most recent six months, the high and low market prices of our ordinary shares on the NASDAQ Global Market (as of January 2011, on the Global Select Market) and the Tel Aviv Stock Exchange:

	NASDAQ		Tel Aviv Stock Exchange
	High	Low	High	Low
November 2010	$5.33	$4.83	$5.39	$4.72
December 2010	$5.24	$4.90	$5.34	$4.88
January 2011	$5.85	$5.10	$5.85	$5.05
February 2011	$5.42	$5.15	$5.59	$5.22
March 2011	$5.34	$4.73	$5.36	$4.77
April 2011	$5.29	$4.75	$5.22	$4.78

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities covered by this prospectus for general corporate purposes, which may include working capital expenditures, acquisitions and investments.  Additional information on the use of net proceeds from the sale of securities covered by this prospectus may be set forth in the prospectus supplement relating to the specific offering.

PLAN OF DISTRIBUTION

We may sell securities in any of the ways described below, including any combination thereof:

•	to or through underwriters or dealers;

•	through one or more agents; or

•	directly to one or more purchasers.

The distribution of the securities may be effected from time to time in one or more transactions:

•	at a fixed price, or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

The prospectus supplement with respect to the securities of a particular series will describe the terms of the offering of the securities, including the following:

•	the name or names of any underwriters, dealers or agents, and the amounts of securities underwritten or purchased by each of them;

•	the initial public offering price of the securities and the proceeds to us and any discounts, commissions, or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.  In no event will any underwriter or dealer receive fees, commissions, and markups which, in the aggregate, would exceed eight percent of the price of the shares being registered.

Only the agents or underwriters named in the prospectus supplement are agents or underwriters in connection with the securities being offered.

We may authorize underwriters, dealers, or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement.  Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in the prospectus supplement.  Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but shall in all cases be subject to our approval.  Delayed delivery contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Agents, underwriters and other third parties described above may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof.  Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

Direct sales to investors or our shareholders may be accomplished through subscription offerings or through shareholder purchase rights distributed to shareholders. In connection with subscription offerings or the distribution of shareholder purchase rights to shareholders, if all of the underlying securities are not subscribed for, we may sell any unsubscribed securities to third parties directly or through underwriters or agents. In addition, whether or not all of the underlying securities are subscribed for, we may concurrently offer additional securities to third parties directly or through underwriters or agents. If securities are to be sold through shareholder purchase rights, the shareholder purchase rights will be distributed as a dividend to the shareholders for which they will pay no separate consideration. The prospectus supplement with respect to the offer of securities under shareholder purchase rights will set forth the relevant terms of the shareholder purchase rights, including:

•	whether ordinary shares for those securities will be offered under the shareholder purchase rights;

•	the number of those securities or warrants that will be offered under the shareholder purchase rights;

•	the period during which and the price at which the shareholder purchase rights will be exercisable;

•	the number of shareholder purchase rights then outstanding;

•	any provisions for changes to or adjustments in the exercise price of the shareholder purchase rights; and

•	any other material terms of the shareholder purchase rights.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase.  Remarketing firms will act as principals for their own accounts or as our agents.  These remarketing firms will offer or sell the securities in accordance with the terms of the securities.  The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation.  Remarketing firms may be deemed to be underwriters in connection with the securities they remarket.  Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, and may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

Certain of the underwriters may use this prospectus and the accompanying prospectus supplement for offers and sales related to market making transactions in the securities.  These underwriters may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

The securities may be new issues of securities and may have no established trading market.  The securities may or may not be listed on a national securities exchange.  Underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice.  We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.

Certain persons participating in this offering may engage in overallotment, stabilizing transactions, short covering transactions, and penalty bids in accordance with rules and regulations under the Exchange Act.  Overallotment involves sales in excess of the offering size, which create a short position.  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.  Short covering transactions involve purchase of the securities in the open market after the distribution is completed to cover short positions.  Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions.  Those activities may cause the price of the securities to be higher than it would otherwise be.  If commenced, the underwriters may discontinue any of the activities at any time.

DESCRIPTION OF ORDINARY SHARES

Our authorized share capital consists of 60,000,000 ordinary shares, par value NIS 0.20 per share.  All outstanding ordinary shares are validly issued and fully paid.  Certain rights attached to the ordinary shares are as described below.

Voting Rights. Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders. Shareholders may vote in person or by proxy.  These voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future.   Under our articles of association, most decisions may be approved by a simple majority.

Dividend and Liquidation Rights; Rights to Shares in our Company’s Profits.  Our ordinary shares are entitled to the full amount of any cash or share dividend declared, in proportion to the paid up nominal value of their respective holdings.  In the event of liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to the paid up nominal value of their respective holdings. Such rights may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future by the shareholders.

Generally, pursuant to the Israeli Companies Law, the decision to distribute dividends and the amount to be distributed, whether interim or final, is made by the board of directors.  Accordingly, under Article 52 of our Articles of Association, our Board of Directors has the authority to determine the amount and time for payment of interim dividends and final dividends.

Under the Israeli Companies Law, dividends may be paid only out of a company’s net profits for the two years preceding the distribution of the dividends, or from accumulated retained earnings, calculated in the manner prescribed in the Israeli Companies Law.  Pursuant to the Israeli Companies Law, in any distribution of dividends, our Board of Directors is required to determine that there is no reasonable concern that the distribution of dividends will prevent us from meeting our existing and foreseeable obligations as they become due.  Our Articles of Association provide that no dividends shall be paid otherwise than out of our profits and that any such dividend shall carry no interest.  In addition, upon the recommendation of our Board of Directors, approved by the shareholders, we may cause dividends to be paid in kind.

Our shareholders have the right to share in our profits distributed as a dividend and any other permitted distribution, if any.

Annual General Meetings and Special General Meetings

Under the Israeli Companies Law, an annual meeting of the shareholders should be held once in every calendar year and not more than 15 months from the last annual meeting. The Israeli Companies Law provides that a special meeting of shareholders must be called by the board of directors upon the written request of (i) two directors, (ii) one-fourth of the serving directors, (iii) one or more shareholders who hold(s) at least five percent of the issued share capital and at least one percent of the voting power of the company, or (iv) one or more shareholders who have at least five percent of the voting power of the company. Within 21 days of receipt of such demand, the board of directors is required to convene the special meeting for a time not later than 35 days after notice has been given to the shareholders. Article 24 of our Articles of Association provides that our Board of Directors may call a special meeting of the shareholders at any time and shall be obligated to call a special meeting as specified above.

Quorum at General Meetings

Under Article 26(b) of our Articles of Association, the required quorum for any general meeting of shareholders and for any class meeting is two or more shareholders present in person or by proxy and holding at least twenty five percent (25%) of the issued shares (or of the issued shares of such class in the event of a class meeting). The required quorum in a meeting that was adjourned because a quorum was not present, shall be two shareholders present in person or by proxy. Under Article 26(c) of our Articles of Association, if the original meeting was called as a special meeting, the quorum in the adjourned meeting shall be one or more shareholders, present in person or by proxy and holding the number of shares required to call such a meeting.

Anti-Takeover Provisions Under Israeli Law

The Israeli Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would hold more than 25% of the voting rights in the company, unless there is already another shareholder of the company with 25% or more of the voting rights.  Similarly, the Israeli Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would hold more than 45% of the voting rights in the company, unless there is a shareholder with 45% or more of the voting rights in the company.  These rules do not apply if the acquisition is made by way of a merger.  Regulations promulgated under the Companies Law provide that these tender offer requirements do not apply to companies whose shares are listed for trading outside of Israel if, according to the law in the country in which the shares are traded, including the rules and regulations of the stock exchange or which the shares are traded, either:

•	there is a limitation on acquisition of any level of control of the company; or

•	the acquisition of any level of control requires the purchaser to do so by means of a tender offer to the public.

The Israeli Companies Law requires the parties to a proposed merger to file a merger proposal with the Israeli Registrar of Companies, specifying certain terms of the transaction.  Each merging company's board of directors and shareholders must approve the merger.  Shares in one of the merging companies held by the other merging company or certain of its affiliates are disenfranchised for purposes of voting on the merger.  A merging company must inform its creditors of the proposed merger.  Any creditor of a party to the merger may seek a court order blocking the merger, if there is a reasonable concern that the surviving company will not be able to satisfy all of the obligations of the parties to the merger.  Moreover, a merger may not be completed until at least 50 days have passed from the time that the merger proposal was filed with the Israeli Registrar of Companies and at least 30 days have passed from the approval of the shareholders of each of the merging companies.

Finally, in general, Israeli tax law treats stock-for-stock acquisitions less favorably than does U.S. tax law.  Israeli tax law has been amended to provide for tax deferral in specified acquisitions, including transactions where the consideration for the sale of shares is the receipt of shares of the acquiring company.  Nevertheless, Israeli tax law may subject a shareholder who exchanges his ordinary shares for shares in a foreign corporation to immediate taxation or to taxation before his investment in the foreign corporation becomes liquid.

The transfer agent and registrar for the ordinary shares is American Stock Transfer & Trust Company.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase ordinary shares and/or debt securities in one or more series together with other securities or separately, as described in the applicable prospectus supplement.  Below is a description of certain general terms and provisions of the warrants that we may offer.  Particular terms of the warrants will be described in the warrant agreements and the prospectus supplement for the warrants.

The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the designation, amount, and terms of the securities purchasable upon exercise of the warrants;

•	if applicable, the exercise price for ordinary shares and the number of ordinary shares to be received upon exercise of the warrants;

•	if applicable, the exercise price for our debt securities, the amount of debt securities to be received upon exercise, and a description of that series of debt securities;

•
the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•
whether the warrants will be issued in fully registered form or bearer form, in definitive or global form, or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	any applicable material U.S. federal income tax consequences;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars, or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	if applicable, the date from and after which the warrants and the ordinary shares and/or debt securities will be separately transferable;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any other time;

•	information with respect to book-entry procedures, if any;

•	the anti-dilution provisions of the warrants, if any;

•	any redemption or call provisions;

•	whether the warrants are to be sold separately or with other securities as parts of units; and

•	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities together with other securities or separately, as described in the applicable prospectus supplement, under an indenture to be entered into between Gilat Satellite Networks Ltd.  and the trustee identified in the applicable prospectus supplement.  The terms of the debt securities will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as in effect on the date of the indenture.  The indenture will be subject to and governed by the terms of the Trust Indenture Act of 1939.

We may issue the debt securities in one or more series with the same or various maturities, at par, at a premium, or at a discount.  We will describe the particular terms of each series of debt securities in a prospectus supplement relating to that series, which we will file with the SEC.

The prospectus supplement will set forth, to the extent required, the following terms of the debt securities in respect of which the prospectus supplement is delivered:

•	the title of the series;

•	the aggregate principal amount;

•	the issue price or prices, expressed as a percentage of the aggregate principal amount of the debt securities;

•	any limit on the aggregate principal amount;

•	the date or dates on which principal is payable;

•	the interest rate or rates (which may be fixed or variable) or, if applicable, the method used to determine such rate or rates;

•	the date or dates from which interest, if any, will be payable and any regular record date for the interest payable;

•	the place or places where principal and, if applicable, premium and interest, is payable;

•	the terms and conditions upon which we may, or the holders may require us to, redeem or repurchase the debt securities;

•	the denominations in which such debt securities may be issuable, if other than denomination of $1,000, or any integral multiple of that number;

•	whether the debt securities are to be issuable in the form of certificated debt securities or global debt securities;

•	the portion of principal amount that will be payable upon declaration of acceleration of the maturity date if other than the principal amount of the debt securities;

•	the currency of denomination;

•	the designation of the currency, currencies or currency units in which payment of principal and, if applicable, premium and interest, will be made;

•
if payments of principal and, if applicable, premium or interest, on the debt securities are to be made in one or more currencies or currency units other than the currency of denominations, the manner in which exchange rate with respect to such payments will be determined;

•
if amounts of principal and, if applicable, premium and interest may be determined by reference to an index based on a currency or currencies, or by reference to a commodity, commodity index, stock exchange index, or financial index, then the manner in which such amounts will be determined;

•	the provisions, if any, relating to any collateral provided for such debt securities;

•	any events of default;

•	the terms and conditions, if any, for conversion into or exchange for ordinary shares;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents, or other agents; and

•	the terms and conditions, if any, upon which the debt securities shall be subordinated in right of payment to other indebtedness of Gilat Satellite Networks Ltd.

One or more debt securities may be sold at a substantial discount below their stated principal amount.  We may also issue debt securities in bearer form, with or without coupons.  If we issue discount debt securities or debt securities in bearer form, we will describe material U.S. federal income tax considerations and other material special considerations which apply to these debt securities in the applicable prospectus supplement.

We may issue debt securities denominated in or payable in a foreign currency or currencies or a foreign currency unit or units.  If we do, we will describe the restrictions, elections, and general tax considerations relating to the debt securities and the foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

FOREIGN EXCHANGE CONTROLS AND OTHER LIMITATIONS

Non-residents of Israel who purchase our ordinary shares may freely convert all amounts received in Israeli currency in respect of such ordinary shares, whether as a dividend, liquidation distribution or as proceeds from the sale of the ordinary shares, into freely-repatriable non-Israeli currencies at the rate of exchange prevailing at the time of conversion (provided in each case that the applicable Israeli income tax, if any, is paid or withheld).

Until May 1998, Israel imposed extensive restrictions on transactions in foreign currency. These restrictions were largely lifted in May 1998.  Since January 1, 2003, all exchange control restrictions have been eliminated (although there are still reporting requirements for foreign currency transactions).  Legislation remains in effect, however, pursuant to which currency controls can be imposed by administrative action at any time.

The State of Israel does not restrict in any way the ownership or voting of our ordinary shares by non-residents of Israel, except with respect to subjects of countries that are in a state of war with Israel.

AUTHORIZED REPRESENTATIVE

Our authorized representative in the United States for this offering as required pursuant to Section 6(a) of the Securities Act of 1933, is Gilat Satellite Networks, Inc.; 1750 Old Meadow Road; McLean, VA 22102.

OFFERING EXPENSES

           The following is a statement of expenses in connection with the distribution of the securities registered. All amounts shown are estimates except the SEC registration fee. The estimates do not include expenses related to offerings of particular securities. Each prospectus supplement describing an offering of securities will reflect the estimated expenses related to the offering of securities under that prospectus supplement.

Securities and Exchange Commission registration fee	$5,805
Legal fees and expenses	10,000
Accountants’ fees and expenses	-
Printing fees	2,300
Miscellaneous	-
Total	$18,105

LEGAL MATTERS

Carter Ledyard & Milburn LLP, New York, New York, will be passing upon matters of United States law for us with respect to securities offered by this prospectus and any accompanying prospectus supplement.  The validity of the ordinary shares offered hereunder will be passed upon for us by Joann R. Blasberg, Advocate, our Vice President, General Counsel and Corporate Secretary.

EXPERTS

Our consolidated financial statements as of December 31, 2010 and 2009, and for each of the three years ended December 31, 2010 included in our Annual Report on Form 20-F, have been audited by Kost Forer Gabbay & Kasierer, an independent registered public accounting firm, a member of Ernst & Young Global, as set forth in their report thereon and incorporated herein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is a part of a registration statement on Form F-3 that we filed on May 12, 2011, with the SEC under the Securities Act of 1933. We refer you to this registration statement, for further information about us and the securities offered hereby.

We file annual and special reports and other information with the Securities and Exchange Commission (Commission File Number 000-21218). These filings contain important information that does not appear in this prospectus. For further information about us, you may read and copy these filings at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549-0102. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330, and may obtain copies of our filings from the public reference room by calling (202) 551-8090. Our SEC filings are also available on the SEC Internet site at http://www.sec.gov, which contains periodic reports and other information regarding issuers that file electronically.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We file annual and special reports and other information with the Commission (File Number 000-21218).  These filings contain important information which does not appear in this prospectus. The Commission allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the Commission.  We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the Commission on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered.

•	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2010;
•	Our Report on Form 6-K furnished to the SEC on May 6, 2011.

In addition, we may incorporate by reference into this prospectus our reports on Form 6-K filed after the date of this prospectus (and before the time that all of the securities offered by this prospectus have been sold or de-registered) if we identify in the report that it is being incorporated by reference in this prospectus.

Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference.  Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

        We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests Gilat Satellite Networks Ltd., Gilat House, 21 Yegia Kapayim Street, Kiryat Arye, Petah Tikva 49130, Israel, Attn: Joann R. Blasberg, Vice President, General Counsel & Corporate Secretary, telephone number +972-3-929-3020. You may also obtain information about us by visiting our website at www.gilat.com. Information contained in our website is not part of this prospectus.

We are an Israeli company and are a “foreign private issuer” as defined in Rule 3b-4 under the Securities Exchange Act of 1934, or Exchange Act.  As a result, (i) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, (ii) transactions in our equity securities by our officers, directors and principal shareholders are exempt from Section 16 of the Exchange Act; and (iii) we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We make available to our shareholders an annual report containing financial statements that have been examined and reported on, with an opinion expressed by, an independent registered public accounting firm.  Since November 4, 2002, we have been making all required filings with the Commission electronically, and these filings are available via the Internet at the Commission’s website at http://www.sec.gov.   In addition, since we are also listed on the Tel Aviv Stock Exchange we submit copies of all our filings with the Commission to the Israeli Securities Authority and the Tel Aviv Stock Exchange. Such copies can be retrieved electronically through the Tel Aviv Stock Exchange’s internet messaging system (www.maya.tase.co.il) and, in addition through the MAGNA distribution site of the Israeli Securities Authority (www.magna.isa.gov.il).

ENFORCEABILITY OF CIVIL LIABILITIES

Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, most of whom reside outside the United States, may be difficult to obtain within the United States.  Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

There is doubt as to the enforceability of civil liabilities under the Securities Act and the Exchange Act in original actions instituted in Israel.  However, subject to specified time limitations, an Israeli court may declare a foreign civil judgment enforceable if it finds that:

•	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment,

•	the judgment is no longer appealable,

•
the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy, and

•	the judgment is executory in the state in which it was given.

Even if the above conditions are satisfied, an Israeli court will not enforce a foreign judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of the State of Israel.

An Israeli court also will not declare a foreign judgment enforceable if:

•	the judgment was obtained by fraud,

•	there was no due process,

•	the judgment was rendered by a court not competent to render it according to the laws of private international law in Israel,

•	the judgment is at variance with another judgment that was given in the same matter between the same parties and which is still valid, or

•	at the time the action was brought in the foreign court a suit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency.  Judgment creditors must bear the risk of unfavorable exchange rates.

GILAT SATELLITE NETWORKS LTD.

Ordinary Shares
Warrants
Debt Securities

____________________________

PROSPECTUS

____________________________

You should rely only on the information incorporated by reference or provided in this prospectus and in any accompanying prospectus supplement.  We have not authorized anyone to provide you with different information.  We are not making any offer to sell or buy any of the securities in any state where the offer is not permitted.  You should not assume that the information in this prospectus is accurate as of any date other than the date that appears below.

May 12, 2011

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 15. Indemnification of Directors and Officers.

The Israeli Companies Law, 5759 1999, or the Companies Law, describes the fiduciary duty of an office holder as a duty to act in good faith and for the benefit of the company, including by refraining from actions in which he has a conflict of interest or that compete with the company’s business, refraining from exploiting a business opportunity of the company in order to gain a benefit for himself or for another person, and disclosing to the company any information and documents which are relevant to the company and that were obtained by him in his or her capacity as an office holder. The duty of care is defined as an obligation of caution of an office holder that requires the office holder to act at a level of competence at which a reasonable office holder would have acted in the same position and under the same circumstances, including by adopting reasonable means for obtaining information concerning the profitability of the act brought for his approval.

        Under the Companies Law, a company may not exempt an office holder from liability with respect to a breach of his fiduciary duty, but may exempt in advance an office holder from his liability to the company, in whole or in part, with respect to a breach of his duty of care.

        Pursuant to the Companies Law, a company may indemnify an office holder against a monetary liability imposed on him by a court, including in settlement or arbitration proceedings, and against reasonable legal expenses in a civil proceeding or in a criminal proceeding in which the office holder was found to be innocent or in which he was convicted of an offense which does not require proof of a criminal intent. The indemnification of an office holder must be expressly allowed in the articles of association, under which the company may (i) undertake in advance to indemnify its office holders with respect to categories of events that can be foreseen at the time of giving such undertaking and up to an amount determined by the board of directors to be reasonable under the circumstances, or (ii) provide indemnification retroactively at amounts deemed to be reasonable by the board of directors.

        A company may also procure insurance for an office holder’s liability in consequence of an act performed in the scope of his office, in the following cases: (a) a breach of the duty of care of such office holder, (b) a breach of the fiduciary duty, only if the office holder acted in good faith and had reasonable grounds to believe that such act would not be detrimental to the company, or (c) a monetary obligation imposed on the office holder for the benefit of another person.

        A company may not indemnify an office holder against, nor enter into an insurance contract which would provide coverage for, any monetary liability incurred as a result of any of the following:

  —  a breach by the office holder of his fiduciary duty unless the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

  —  a breach by the office holder of his duty of care if such breach was done intentionally or recklessly;

  —  any act or omission done with the intent to derive an illegal personal gain; or

  —  any fine or penalty levied against the office holder as a result of a criminal offense.

        In addition, under the Companies Law, indemnification of, and procurement of insurance coverage for a company’s office holders, must be approved by the company’s audit committee and board of directors and, in specified circumstances, by the company’s shareholders.

        The Company’s Articles of Association allow the Company to exempt any office holder to the maximum extent permitted by law, before or after the occurrence giving rise to such exemption. The Company’s Articles of Association also provide that the Company may indemnify any office holder, to the maximum extent permitted by law, against any liabilities he or she may incur in such capacity, limited with respect (i) to the categories of events that can be foreseen in advance by our board of directors when authorizing such undertaking and (ii) to the amount of such indemnification as determined retroactively by our board of directors to be reasonable in the particular circumstances. Similarly, the Company may also agree to indemnify an office holder for past occurrences, whether or not we are obligated under any agreement to provide such indemnification. The Company has obtained directors’ and officers’ liability insurance covering our officers and directors and those of our subsidiaries for certain claims. In addition, as of May 12, 2011, the Company has provided its directors and officers with letters providing them with indemnification to the fullest extent permitted under Israeli law.

        The Company’s Articles of Association also allow the Company to procure insurance covering any past or present office holder against any liability which he or she may incur in such capacity, to the maximum extent permitted by law. Such insurance may also cover the Company for indemnifying such office

Item 16.  Exhibits.

The index to exhibits appears below on the page immediately following the signature pages of this Registration Statement.

Item 17.  Undertakings.

(1)           The undersigned registrant hereby undertakes:

(a)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

(ii)
to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the ‘‘Calculation of Registration Fee’’ table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(b)
that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	that, for the purpose of determining any liability under the Securities Act to any purchaser:

(i)
each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be a part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(e)
that, for the purpose of determining liability of a registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by an undersigned registrant;

(iii)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(2)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(4)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(5)           The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)           The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under section 305(b)2 of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it complies with all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Petah Tikva, Israel, on May 12, 2011.

By:	/s/ Amiram Levinberg
Amiram Levinberg
Chairman of the Board of Directors and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, each director and officer whose signature appears below constitutes and appoints, Amiram Levinberg, Ari Krashin, and Joann Blasberg or either of these, his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, to sign in any and all capacities any and all amendments or post-effective amendments to this registration statement on Form F-3, and to sign any and all additional registration statements relating to the same offering of securities of the Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting such attorney-in-fact and agent full power and authority to do all such other acts and execute all such other documents as he or she may deem necessary or desirable in connection with the foregoing, as fully as the undersigned may or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated on May 12, 2011.

Signature	Title

/s/ Amiram Levinberg Amiram Levinberg	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)

/s/Ari Krashin Ari Krashin	Chief Financial Officer (Principal Accounting and Financial Officer)

/s/ Haim Benyamini Haim Benyamini	Director

/s/ Jeremy Blank Jeremy Blank	Director

/s/ Gilead Halevy Gilead Halevy	Director

/s/ Ehud Ganani Ehud Ganani	Director

/s/ Leora Meridor Leora Meridor	Director

/s/ Karen Sarid Karen Sarid	Director

/s/ Izhak Tamir Izhak Tamir	Director

GILAT SATELLITE NETWORKS, INC. By: ________________ Name: Title:	Authorized Representative in the United States

Exhibit No.	Description of Exhibit
1.1	Form of Underwriting Agreement or Agency Agreement (1)
4.1	Memorandum of Association of the Registrant, as amended (2)
4.2	Articles of Association of the Registrant as amended and restated (3)
4.4	Specimen of Ordinary Share Certificate (4)
4.5	Indenture relating to the issuances of debentures, notes, bonds or other evidences of indebtedness
4.6	Form of Warrant and/or Warrant Agreement (1)
4.7	Form of debt security (1)
5.1	Opinion of General Counsel
12.1	Statement Regarding Computation of Ratios of Earnings to Fixed Charges
23.1	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global
23.2	Consent of General Counsel (contained in Exhibit 5.1)
24.1	Power of Attorney (included in the signature page to the Registration Statement)
25.1	Statement of Eligibility of Trustee under Indenture (5)
___________
(1)	Incorporated by reference, if necessary, to a corresponding exhibit to a Current Report on Form 6-K in connection with an offering of securities.

(2)	Previously filed as Exhibit 1.1 to the Registrant’s Annual Report on Form 20-F for the fiscal year ending December 31, 2000, which Exhibit is incorporated herein by reference..

(3)	Previously filed as Exhibit 1.2 to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2008, and incorporated herein by reference.

(4)	Previously filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form F-4 filed on October 11, 2001, which Exhibit is incorporated herein by reference.

(5)	Where applicable, to be incorporated by reference to a subsequent filing in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939, as amended.